EXHIBIT 99.3

Unaudited Pro Forma Condensed Consolidated Financial Data

The unaudited pro forma condensed consolidated financial data set forth below are based on the historical consolidated financial statements of Theragenics Corporation and Subsidiaries (“Theragenics”) and the historical consolidated financial statements of NeedleTech Products, Inc. and Affiliate (“NeedleTech”), and adjustments described in the accompanying notes to the unaudited pro forma financial data.  The unaudited pro forma condensed consolidated financial data is presented to give effect to Theragenics’ acquisition of NeedleTech (the “Acquisition”).

The unaudited pro forma condensed consolidated balance sheet combines the historical consolidated balance sheet of Theragenics as of June 29, 2008 and the historical consolidated balance sheet of NeedleTech as of June 30, 2008, giving effect to the Acquisition as if it occurred on June 29, 2008.  The unaudited pro forma condensed consolidated statements of earnings combine the historical consolidated statements of earnings of Theragenics for the year ended December 31, 2007 and the six months ended June 29, 2008 with the historical consolidated financial statements of NeedleTech for the year ended December 31, 2007 and the six months ended June 30, 2008, giving effect to the Acquisition as if it occurred at the beginning of the fiscal year 2007.

The pro forma condensed consolidated statements of earnings reflect only pro forma adjustments expected to have a continuing impact on the combined results beyond 12 months from the consummation of the Acquisition, and do not reflect any changes in operations that may occur.

The unaudited pro forma condensed consolidated financial data are for illustrative purposes only, are hypothetical in nature and do not purport to represent what our results of operations, balance sheet or other financial information would have been if the Acquisition had occurred as of the dates indicated or what such results will be for any future periods. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable, including an allocation of the purchase price based on an estimate of fair value, and exclude certain non-recurring charges as disclosed. These estimates are preliminary and are based on information currently available and could change significantly. The unaudited pro forma condensed consolidated financial data and accompanying notes should be read in conjunction with the historical consolidated financial statements, including the related notes, of Theragenics included in our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly report on Form 10-Q for the quarterly period ended June 29, 2008 and of NeedleTech included in Exhibits 99.1 and 99.2 to this current report on Form 8-K/A.

THERAGENICS CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

			Pro Forma
	Theragenics	NeedleTech
	June 29, 2008	June 30, 2008	Adjustments		Total
Assets
Current assets
Cash	$40,382	$3,087	$(37)	(a)	$21,904
			628	(b)
			(22,156)	(c)

Marketable securities	11,868	426	(2,000)	(c)	11,885
			1,591	(j)

Accounts receivable	8,499	1,789			10,288
Inventories	8,631	2,664	703	(d)	11,998
Deferred income tax asset	5,757	225	(309)	(e)	5,673
Prepaid expenses and other current assets	1,085	215	(54)	(c)	1,246
Asset held for sale	3,042	-			3,042
Total current assets	79,264	8,406	(21,634)		66,036

Property and equipment, net	27,427	4,116	(664)	(a)	31,045
			166	(f)

Goodwill	38,658	-	29,340	(g)	67,998
Other intangible assets, net	10,943	-	11,917	(g)	22,860

Marketable securities, long-term	-	1,591	(1,591)	(j)	-

Other	501	5	628	(a)	97
			(628)	(b)
			(409)	(c)

Total assets	$156,793	$14,118	$17,125		$188,036

			Pro Forma
	Theragenics	NeedleTech
	June 29, 2008	June 30, 2008	Adjustments			Total
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$1,407	$378	$			$1,785
Accrued salaries, wages and payroll taxes	1,766	283				2,049
Income taxes payable	996	438				1,434
Contract termination liability	1,500	-				1,500
Other current liabilities	1,487	341		153	(c)	1,981
Total current liabilities	7,156	1,440		153		8,749

Long term debt	7,500	-		24,500	(c)	32,000
Deferred income taxes	5,519	324		4,826	(e)	10,669
Decommissioning retirement liability	624	-				624
Other long-term liabilities	312	-				312
Total liabilities	21,111	1,764		29,479		52,354

Redeemable common stock owned by ESOP	-	2,796		(2,796)	(h)	-

Shareholders’ equity
Common stock	332	91		(91)	(i)	332
Additional paid in capital	72,695	-				72,695
Retained earnings	62,698	9,348		(9,348)	(i)	62,698
Accumulated other comprehensive loss	(43)	46		(46)	(i)	(43)
Non-controlling interest of affiliate	-	73		(73)	(a)	-
Total shareholders’ equity	135,682	9,558		(9,558)		135,682

Total liabilities and shareholders’ equity	$156,793	$14,118		$17,125		$188,036

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

THERAGENICS CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
(amounts in thousands, except per share data)

	Six Months Ended		Pro Forma
	Theragenics	NeedleTech
	June 29, 2008	June 30, 2008	Adjustments			Total
Product sales	$30,631	$8,774	$			$39,405
Licensing and fee income	518	82				600
Total revenue	31,149	8,856				40,005

Cost of sales	15,242	5,763		24	(a)	21,034
				5	(n)

Gross profit	15,907	3,093		(29)		18,971

Selling, general and administrative	9,970	860		1	(n)	10,831
Research and development	294	274				568
Amortization of purchased intangibles	937	-		641	(k)	1,578
Change in estimated value of asset held for sale	(142)	-				(142)
Loss on sale of assets	3	-				3

Earnings from operations	4,845	1,959		(671)		6,133

Interest and investment income	756	34		(361)	(l)	429

Interest expense	(277)	-		429	(m)	(706)
Other	(64)	2				(62)

Earnings before income taxes	5,260	1,995		(1,461)		5,794

Income tax expense	1,986	809		(575)	(p)	2,220

Net earnings before income of non-controlling interest of affiliate	3,274	1,186		(886)		3,574

Net earnings of non-controlling interest of affiliate	-	2		(2)	(a)	-

Net earnings	$3,274	$1,184		$(884)		$3,574

Earnings per share
Basic	33,134					33,134
Diluted	33,291					33,291
Weighted average shares outstanding
Basic	$0.10					$0.11
Diluted	$0.10					$0.11

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

THERAGENICS CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
(amounts in thousands, except per share data)

	Year Ended December 31, 2007		Pro Forma
	Theragenics	NeedleTech	Adjustments			Total
Product sales	$61,286	$16,748	$			$78,034
Licensing and fee income	924	160				1,084
Total revenue	62,210	16,908				79,118

Cost of sales	31,994	10,234		48	(a)	42,266
				10	(n)
				(20)	(o)

Gross profit	30,216	6,674		(38)		36,852

Selling, general and administrative	19,131	1,410		2	(n)	20,543
Research and development	1,365	615				1,980
Amortization of purchased intangibles	1,875	-		1,284	(k)	3,159
Write down of asset held for sale	500	-				500
Loss on sale of assets	-	2				2

Earnings from operations	7,345	4,647		(1,324)		10,668

Interest and investment income	2,192	229		(722)	(l)	1,699

Interest expense	(691)	-		858	(m)	(1,549)
Other	1	7				8

Earnings before income taxes	8,847	4,883		(2,904)		10,826

Income tax expense	3,212	1,892		(1,126)	(p)	3,978

Net earnings before income of non-controlling interest of affiliate	5,635	2,991		(1,778)		6,848

Net earnings of non-controlling interest of affiliate	-	3		(3)	(a)	-

Net earnings	$5,635	$2,988		$(1,775)		$6,848

Earnings per share
Basic	33,103					33,103
Diluted	33,299					33,299
Weighted average shares outstanding
Basic	$0.17					$0.21
Diluted	$0.17					$0.21

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

THERAGENICS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.
On July 28, 2008, Theragenics acquired all of the outstanding common stock of NeedleTech.  The total purchase price, including transaction costs, was $49.3 million, which was paid in cash.  Approximately $5.8 million of cash and marketable securities was acquired, resulting in a net purchase price of $43.5 million.  Theragenics financed a portion of the purchase price with $24.5 million of borrowings under its $40.0 million credit facility.  The purchase price is subject to a working capital adjustment.  Under the purchase method of accounting, the assets and liabilities of NeedleTech will be recorded at their fair values as of the acquisition date and added to those of Theragenics.  The reported financial condition and results of operations of Theragenics subsequent to the acquisition will reflect these values, but will not be restated retroactively to reflect historical financial position or results of operations of Theragenics.

The purchase price is determined as follows (amounts in thousands):

Cash consideration paid	$47,800
Transaction costs	1,472
Purchase price	49,272

For purposes of this pro forma presentation, the purchase price has been allocated on a preliminary basis to the acquired tangible and intangible assets and liabilities based on their estimated fair values as of June 29, 2008 as follows (amounts in thousands):

Cash and marketable securities	$5,695
Other current assets	5,371
Property and equipment	3,618
Identifiable intangible assets	11,917
Other	5
Current liabilities	(1,440)
Deferred income tax liability	(5,234)
Goodwill	29,340
$49,272
Less: cash and marketable securities acquired	(5,695)
Net purchase price	$43,577

The amount allocated to identifiable intangible assets and goodwill has been attributed to the following categories based on the preliminary valuation (amounts in thousands):

	Estimated fair value	Estimated Useful life
Trade name	$3,156	Indefinite
Customer relationships	7,668	7 years
Non-compete agreements	943	5 years
Backlog	150	3 months
Total Identifiable intangible assets	$11,917

Goodwill	$29,340	Indefinite

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, intangible assets with indefinite lives, including goodwill and trade name, will not be amortized.  Amortization of all intangible assets identified above is not expected to be deductible for income tax purposes.

The purchase price allocation above, including the amounts allocated to identifiable intangible assets and goodwill, is presented for pro forma information only.  The actual purchase price allocation will be based on the fair values of the assets acquired and liabilities assumed as of July 28, 2008, which may be materially different than the estimated fair values at June 29, 2008.

2.
Certain non-recurring charges that are not expected to have a continuing impact on the combined results beyond 12 months from the consummation of the Acquisition have been excluded from the pro forma condensed consolidated statements of earnings for the year ended December 31, 2007 included herein.  These include non-cash charges for the estimated fair value adjustment to inventory in the amount of $735,000 and the estimated fair value adjustment for backlog of $150,000.

3.
The following describes the pro forma adjustments related to the Acquisition made in the accompanying unaudited pro forma condensed consolidated balance sheet as of June 29, 2008 and the unaudited pro forma condensed consolidated statements of earnings for the year ended December 31, 2007 and the six months ended June 29, 2008.

a.
To unconsolidate the affiliate included in NeedleTech’s consolidated financial statements.  NeedleTech’s consolidated financial statements included the accounts of a variable interest entity for which NeedleTech was the primary beneficiary.  Upon the Acquisition, the circumstances under which NeedleTech was considered primary beneficiary no longer existed and, accordingly, the affiliate will not be consolidated with the accounts of Theragenics subsequent to the Acquisition.  This adjustment eliminates the affiliate’s cash balance, property and equipment, depreciation expense, equity of non-controlling interest of affiliate and earnings of non-controlling interest of affiliate, and records a mortgage note receivable, rent expense and interest income.

	b.	To record the repayment in full of a mortgage note receivable due from the NeedleTech affiliate referred to in item 3(a) above. Such repayment was made at closing of the Acquisition.
	c.	To record the purchase price paid in cash, including direct transaction costs paid prior to closing and borrowings under Theragenics’ credit facility utilized at closing.
	d.	To record the estimated fair value adjustment to the carrying value of NeedleTech’s inventory balance in purchase accounting.
	e.	To record deferred tax liabilities related to acquired assets and liabilities with differing financial reporting and income tax basis.

f.	To record the estimated fair value adjustment to the carrying value of NeedleTech’s equipment in purchase accounting.
g.	To record the estimated fair values of the acquired identifiable intangible assets and goodwill.
h.	To record liquidation and transfer of the NeedleTech ESOP. All common stock of NeedleTech owned by the ESOP were purchased by Theragenics, and the ESOP was transferred to an unrelated entity.
i.	To eliminate NeedleTech’s historical shareholders’ equity account balances in purchase accounting.
j.	To reclassify NeedleTech’s marketable securities as current.
k.	To record amortization expense related to the acquired identifiable intangible assets arising from the Acquisition.
l.	To reduce interest income for reduction in cash and marketable securities used for the Acquisition based on Theragenics' weighted average investment returns for the six months ended June 29, 2008.
m.	To record interest expense on long term borrowings used for the Acquisition based on Theragenics' borrowing rate at June 29, 2008.
n.	To adjust depreciation expense for adjustments to carrying value of NeedleTech’s equipment in purchase accounting.
o.	To adjust write off of certain leasehold improvements by NeedleTech due to increase in lease term.
p.	To adjust income tax expense for effect of pre-tax purchase accounting adjustments.